Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Highland Funds II:

We consent to the use of our reports, dated November 22, 2016, with respect to the financial statements of Highland Global Allocation Fund, Highland Premier Growth Equity Fund, Highland Small-Cap Equity Fund, Highland Total Return Fund, Highland Tax-Exempt Fund, Highland Fixed Income Fund, and Highland Energy MLP Fund, incorporated herein by reference. We also consent to the references to our firm under the headings “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

March 31, 2017